Exhibit (f)(i)

CERTIFICATE OF INCORPORATION

OF

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

—oo0oo—

ARTICLE I

Section 1.1 Name. The name of the corporation (hereinafter called the Corporation) is: THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

ARTICLE II

Section 2.1 Registered Office and Registered Agent. The address of the Corporation’s registered office in the State of Delaware is 100 West 10th Street, City of Wilmington. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

Section 3.1 Corporate Purposes. A primary purpose of the Corporation is to engage in and carry on the business of insurance as permitted under the laws of Delaware. In addition, and without limitation by the foregoing, the purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Section 3.2 Management and Other Contracts. The Corporation may enter into a management, supervisory or investment advisory contract and other contracts with, and may otherwise do business with, any firm or organization notwithstanding that the directors or officers of the Corporation may be employees, directors or officers of such firms or organizations, and in the absence of fraud the Corporation and such firms or organizations may deal freely with each other, and such other contracts or any other contract or transaction between the Corporation and such firms or organizations shall not be invalidated or in any wise affected thereby, nor shall any director or officer of the Corporation be liable to the Corporation or to any stockholder or creditor thereof or to any other person for any loss incurred by it or him under or by reason of any such contracts or transactions; provided that nothing herein shall protect any director or officer of the Corporation against any liability to the Corporation or to its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office; and provided always that such contracts or transactions shall have been fair to the Corporation as of the time it was authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders.

ARTICLE IV

Section 4.1 Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is twenty thousand (20,000) shares, all of which shall be one class of common stock of the par value of One Hundred Dollars ($100.00) each.

ARTICLE V

Section 5.1 Power of Board to Make By-Laws. The Board may make, alter or repeal from time to time any of the By-Laws of the Corporation, except any particular By-Law which is specified as not subject to alteration or repeal by the Board. Any such particular By-Law may be altered or repealed only by the affirmative vote at a meeting of the holders of a majority of the shares of capital stock outstanding or by the written consent of the holders of a majority of such shares.

Section 5.2 Elections of Directors Need Not be By Written Ballot. The elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

ARTICLE VI

Section 6.1 Incorporators. The names and mailing addresses of the incorporators of the Corporation are:

NAME	MAIL ADDRESS
B. J. CONSONO	100 West Tenth Street Wilmington, Delaware 19899

F. J. OBARA, JR.	100 West Tenth Street Wilmington, Delaware 19899

J. L. RIVERA	100 West Tenth Street Wilmington, Delaware 19899

ARTICLE VII

Section 7.1 Reservation of Right to Amend Certificate. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred in this Certificate on stockholders, directors and officers are subject to this reserved power.

Section 7.2 Right to Amend By-Laws. The Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation, except as otherwise provided in any By-Laws adopted by the stockholders.

WITNESS the signatures of the undersigned this 2nd day of March, 1970.

B. J. CONSONO
F. J. OBARA, Jr.
J. L. RIVERA

STATE OF DELAWARE	)
	)	ss:
COUNTY OF NEW CASTLE	)

BE IT REMEMBERED that on this 2nd day of March, 1970, personally came before me, a Notary Public for the State of Delaware, F. J. CONSONO, F. J. OBARA, Jr., and J. L. RIVERA all of the parties to the foregoing certificate of incorporation, known to me personally to be such, and severally acknowledged the said certificate to be the act and deed of the signers respectively and that the facts stated therein are true.

GIVEN under my hand and seal of office the day and year aforesaid.

A. DANA ATWELL
NOTARY PUBLIC

A. Dana Atwell

Notary Public

Appointed October 27, 1969

State of Delaware

Term Two Years

STATE OF DELAWARE

OFFICE OF SECRETARY OF STATE

I, EUGENE BUNTING, Secretary of State of the State Delaware, DO HEREBY CERTIFY that the above and foregoing is a true and correct copy of Certificate of Incorporation of “THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.”, as received and filed in this office the second day of March, A.D. 1970, at 10 o’clock A.M.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at Dover this second day of March in the year of our Lord one thousand nine hundred and seventy.

EUGENE BUNTING
Secretary of State

R. H. CALDWELL
Ass’t Secretary of State

Secretary’s Office

1855 Delaware 1793

Received for Record
March 2nd, A. D. 1970.

Leo J. Dugan, Jr., Recorder.

STATE OF DELAWARE	:
	:	SS.:
NEW CASTLE COUNTY	:

Recorded in the Recorder’s Office at Wilmington, in Incorporation Record, Vol. Page &c., the 2nd day of March, A. D. 1970. Witness my hand and official seal. Leo J. Dugan, Jr. Recorder

Recorder’s Office

New Castle Co. Del.

Mercy Justice